EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2013 Financial Results

•	Net sales of $520 million

•	GAAP EPS of $0.37 per fully diluted share, Non-GAAP EPS of $0.39 per fully diluted share

•	Cash and Marketable Securities of $1.3 billion, Net Cash of $1 billion

•	GE CdTe Intellectual Property Acquisition and Technology Partnership Announced

•	1.5GW Element U.S. and Mexico Pipeline Acquisition Announced

TEMPE, Ariz., Aug. 6, 2013 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter of 2013. Net sales were $520 million in the quarter, a decrease of $235 million from the prior quarter and a decrease of $438 million from the second quarter of 2012. The sequential decrease in net sales is primarily attributable to lower systems business project revenues as well as lower module-only sales volume to third-parties. Compared to the second quarter of 2012, the decrease in net sales is primarily attributable to lower systems business project revenue as initial revenue recognition for AVSR and the sale of Silver State North were both achieved in the second quarter of 2012, partially offset by higher sales volume to third-party module-only customers in the second quarter of 2013.

As a previously highlighted possibility, the Company did not complete the sale of the ABW projects in the second quarter of 2013 and such sale is expected to occur in the second half of this year.
The Company reported second quarter net income per fully diluted share of $0.37, compared to $0.66 in the first quarter of 2013 and $1.27 in the second quarter of 2012. The second quarter of 2013 was impacted by pre-tax restructuring charges of $2.4 million (reducing EPS by $0.02), compared to $2.3 million (reducing EPS by $0.03) in the first quarter. In both cases the pre-tax charges related to previously announced restructuring actions. The sequential decrease in earnings was primarily due to lower revenue recognition for AVSR and lower sales volumes to third-party module-only customers in the second quarter compared to the first quarter. The year over year decrease in earnings was primarily due to lower systems business revenue recognition, partially offset by higher manufacturing utilization and higher module sales to third-party customers in the second quarter of 2013 compared to the second quarter of 2012.
Cash and Marketable Securities at the end of the second quarter were approximately $1.3 billion, an increase of approximately $273 million compared to the end of the first quarter of 2013. The Company’s Net Cash grew to approximately $1.0 billion, representing a sequential increase of approximately $580 million from the first quarter of 2013. Cash flows from operations were $222 million in the second quarter, compared to $66 million for the first quarter of 2013.
The Company also announced the acquisition of all of GE’s (NYSE: GE) CdTe solar intellectual property and entered into a technology collaboration agreement with GE, with the intent to advance thin-film solar cells and modules. Under the agreement, First Solar acquired GE’s cadmium telluride (CdTe) solar intellectual property, setting a course for advancement of photovoltaic (PV) thin-film solar technology. GE received 1.75 million shares of First Solar stock. The transaction closed on August 5, 2013. Additional detail regarding the IP acquisition and technology collaboration agreement can be found in a separate press release, issued today, August 6th, 2013, and can be accessed on the Investor section of the Company’s website: investor.firstsolar.com.
Also announced today was the acquisition of a pipeline of U.S. and Mexico development assets from Element Power. The 1.5 GW portfolio includes geographically diverse projects in various stages of development. The terms of the deal were not disclosed.
Additionally, the Company provided updated full year 2013 financial guidance ranges to include the following: (1) a reduction in expected net sales associated with the decision to hold two system projects through construction and selling such projects after construction is completed, which action is expected to result in improved project economics, (2) incremental cost at AVSR due to delays related to the county approval process for materials used in construction, partially offset by an improvement in gross margin due to better than expected project economics for ABW, Campo Verde and Imperial Valley, (3) the impact of expected higher operating expenses associated with the newly announced GE technology partnership and (4) the per-share impact associated with the June 18, 2013 closing of the equity offering of 9,747,000 shares and the impact of the issuance of 1,750,000 shares to GE as part of the aforementioned IP acquisition.
The updated guidance is as follows:

2013 Guidance Update	Current	Prior
Net Sales	$3.6B to $3.8B	$3.8B to $4.0B
Gross Margin (%)	22% to 23%	20% to 22%
Operating Expenses	$390M to $410M	$380M to $400M
Operating Income	$405M to $435M	$430M to $460M
Effective Tax Rate	15% to 17%	12% to 14%
Earnings Per Share**	$3.75 to $4.25	$4.00 to $4.50
EPS including Equity Offering	$3.54 to $4.02	N/A
EPS including Equity Offering and GE Shares	$3.50 to $4.00	N/A
Operating Cash Flow	$0.8B to $1.0B	$0.8B to $1.0B
Capital Expenditures	$350M to $400M	$350M to $400M
Working Capital*	$50M to $200M	$50M to $200M
* Expected decrease in working capital from Dec. 31, 2012 ** EXCLUDES per-share impact of Equity Offering and GE Shares

“Although we worked diligently in the quarter to close the sale of the ABW projects, the sale was delayed and consequently, as we highlighted on our first quarter of 2013 earnings call, such delay caused a decline in our net sales and earnings for the second quarter from expectations. We still expect the closing of the ABW sale to occur in the current year, resulting in a corresponding increase in net sales and earnings in the second half of 2013,” said Jim Hughes, CEO of First Solar. “The acquisition of GE's CdTe intellectual property and the formation of the new strategic collaboration partnership with GE, coupled with the growing pipeline of potential booking opportunities and continued improvements we are making on our module technology provide incremental value and confidence for our shareholders and demonstrate the progress we are making in achieving our strategic goals of delivering industry-leading PV power solutions to sustainable markets globally.”
For a reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.
First Solar has scheduled a conference call for today, August 6, 2013 at 4:30 p.m. ET to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, August 12, 2013 at 11:59 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 2349040. A replay of the webcast will be available on the Investors section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its module and systems technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the Company’s business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, balance of systems roadmap, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; competition, including alternative sources of energy generation such as natural gas or coal; retention of key associates and management team, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts
First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com
or
Ryan Ferguson
+1 602 414-9315
rferguson@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$928,657	$901,294
Marketable securities	356,615	102,578
Accounts receivable trade, net	192,580	553,567
Accounts receivable, unbilled and retainage	460,438	400,987
Inventories	334,261	434,921
Balance of systems parts	128,384	98,903
Deferred project costs	1,004,778	21,390
Deferred tax assets, net	28,878	44,070
Assets held for sale	49,521	49,521
Note receivable affiliate	—	17,725
Prepaid expenses and other current assets	117,167	207,368
Total current assets	3,601,279	2,832,324
Property, plant and equipment, net	1,560,908	1,525,382
Project assets and deferred project costs	559,151	845,478
Deferred tax assets, net	332,688	317,473
Restricted cash and investments	275,183	301,400
Goodwill	74,930	65,444
Inventories	132,668	134,375
Retainage	237,594	270,364
Other assets	93,725	56,452
Total assets	$6,868,126	$6,348,692
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$217,587	$350,230
Income taxes payable	4,749	5,474
Accrued expenses	391,764	554,433
Current portion of long-term debt	61,194	62,349
Deferred revenue	1,682	2,056
Payments and billings for deferred project costs	1,116,670	94,535
Other current liabilities	61,149	32,297
Total current liabilities	1,854,795	1,101,374
Accrued solar module collection and recycling liability	248,178	212,835
Long-term debt	194,570	500,223
Payments and billings for deferred project costs	38,974	636,518
Other liabilities	374,871	292,216
Total liabilities	2,711,388	2,743,166
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 97,629,891 and 87,145,323 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	98	87
Additional paid-in capital	2,555,872	2,065,527
Accumulated earnings	1,622,473	1,529,733
Accumulated other comprehensive (loss) income	(21,705)	10,179
Total stockholders’ equity	4,156,738	3,605,526
Total liabilities and stockholders’ equity	$6,868,126	$6,348,692

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net sales	$519,760	$957,332	$1,274,965	$1,454,387
Cost of sales	379,662	713,591	965,541	1,133,901
Gross profit	140,098	243,741	309,424	320,486
Operating expenses:
Research and development	30,964	32,365	60,895	68,449
Selling, general and administrative	66,265	52,184	140,730	144,004
Production start-up	1,392	533	2,768	4,591
Restructuring	2,381	19,000	4,728	420,065
Total operating expenses	101,002	104,082	209,121	637,109
Operating income (loss)	39,096	139,659	100,303	(316,623)
Foreign currency (loss) gain	(1,068)	1,015	550	31
Interest income	3,405	3,379	8,352	6,290
Interest expense, net	(875)	(7,372)	(1,625)	(8,292)
Other income (expense), net	504	(1,334)	(329)	(2,545)
Income (loss) before income taxes	41,062	135,347	107,251	(321,139)
Income tax expense	7,464	24,364	14,511	17,294
Net income (loss)	$33,598	$110,983	$92,740	$(338,433)
Net income (loss) per share:
Basic	$0.38	$1.28	$1.05	$(3.90)
Diluted	$0.37	$1.27	$1.03	$(3.90)
Weighted-average number of shares used in per share calculations:
Basic	89,201	86,855	88,209	86,681
Diluted	91,142	87,653	90,265	86,681

Non-GAAP Financial Measures

The non-GAAP financial measures included in the tables below are non-GAAP net income and non-GAAP net income per share, which adjust for Restructuring Expense. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net income and net income per share.
Restructuring: Included in our GAAP presentation of operating expenses, restructuring costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our Long Term Strategic Plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring costs from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended June 30, 2013 (In thousands except per share data)
	GAAP	Restructuring		Non-GAAP
Income before income taxes	$41,062	$2,381		$43,443
Income tax (benefit) expense	7,464	722	(1)	8,186
Net income	$33,598	$1,659		$35,257

Net income per fully diluted share (2)	$0.37	$0.02		$0.39

Weighted-average shares outstanding	91,142	91,142		91,142

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.

Three Months Ended March 31, 2013 (In thousands except per share data)
	GAAP	Restructuring		Non-GAAP
Income before income taxes	$66,189	$2,347		$68,536
Income tax (benefit) expense	7,047	(25)	(1)	7,022
Net income	$59,142	$2,372		$61,514

Net income per fully diluted share (2)	$0.66	$0.03		$0.69

Weighted-average shares outstanding	89,377	89,377		89,377

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.